Exhibit 10.2

NOMINATING AGREEMENT

THIS NOMINATING AGREEMENT, dated as of June 30, 2006 (the “Agreement”), is made by and between Stallion Oilfield Holdings, Ltd., a Texas limited partnership (“Stallion Holdings”), C/R Stallion Investment Partnership, L.P., a Delaware limited partnership (“C/R Stallion”), and Stallion Oilfield Services, Inc., a Delaware Corporation (the “Company”).

RECITALS

WHEREAS, this Agreement is made in connection with the merger of Stallion Holdings with and into the Company (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of June 30, 2006;

WHEREAS, upon consummation of the Merger, C/R Stallion will receive and hold certain of the issued and outstanding shares of the Common Stock (as defined below) of the Company; and

WHEREAS, C/R Stallion, Stallion Holdings and the Company desire to enter into this Agreement for the purpose of providing certain rights to C/R Stallion, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” means, with respect to any specified Person, (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person and (2) any relative or spouse of the specified Person or any of the Persons contemplated in this definition; provided, however, that for purposes of this Agreement C/R Stallion shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of C/R Stallion.

“Beneficial Ownership” and “Beneficially Own” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

“Common Stock” means (i) the common stock, par value $0.01 per share, of the Company; and (ii) any other securities into which or for which such common stock of the Company may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Control” or “control” means the possession, directly or indirectly, alone or with others, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “controlling” and “controlled” have meanings correlative thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Entity.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited liability company, limited partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

“Subsidiary” means any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any party.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 Board Representation The Company agrees, subject to (i) applicable fiduciary duties of the Company’s Board of Directors under Delaware law, (ii) the applicable listing standards of the Nasdaq National Market, the New York Stock Exchange or any other securities exchange on which any of the Company’s securities are then traded or listed and (iii) any applicable Law, including without limitation the Delaware General Corporation Law and the Exchange Act, that it shall:

(A) so long as C/R Stallion Beneficially Owns a number of shares of Common Stock equal to or greater than thirty percent (30%) of the issued and outstanding shares of Common Stock, cause three (3) individuals designated by C/R Stallion to be nominated to the Company’s Board of Directors;

(B) so long as C/R Stallion Beneficially Owns a number of shares of Common Stock equal to or greater than twenty percent (20%) of the issued and outstanding shares of Common Stock, cause not less than two (2) individuals designated by C/R Stallion to be nominated to the Company’s Board of Directors; and

(C) so long as C/R Stallion Beneficially Owns a number of shares of Common Stock equal to or greater than ten percent (10%) of the issued and outstanding shares of Common Stock, cause not less than one (1) individuals designated by C/R Stallion to be nominated to the Company’s Board of Directors;

provided, that such individuals are reasonably acceptable to the Nominating Committee of the Company’s Board of Directors (or the Company’s Board of Directors, other than directors who are nominees of C/R Stallion, if there is no such Nominating Committee). In the event of any vacancy on the Company’s Board of Directors occurring by reason of the death, resignation, removal or other termination of either of the directors designated by C/R Stallion pursuant to this Section 2.1, the Company agrees that it shall, subject to the limitations referred to in the prior sentence, cause an individual designated by C/R Stallion to be nominated to fill such vacancy. C/R Stallion may waive the right contemplated by this Section 2.1 by giving written notice of such waiver to the Company’s Board of Directors. Notwithstanding the foregoing, so long as C/R Stallion collectively Beneficially Owns at least a majority of the aggregate amount of the shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations or similar events) Beneficially Owned by C/R Stallion immediately following the Merger but prior to any initial public offering of Common Stock (the “Designated Number of Shares”), and such director position is required for C/R Stallion to maintain its status as a “Venture Capital Operating Company” as reasonably determined by the parties hereto the Company agrees that it shall, subject to the qualifications set forth in clauses (i), (ii) and (iii) of this Section 2.1, cause at least one (1) individual designated by C/R Stallion to be nominated to the Company’s Board of Directors; provided, that such individuals are reasonably acceptable to the Nominating Committee of the Company’s Board of Directors (or the Company’s Board of Directors, other than directors who are nominees of C/R Stallion, if there is no such Nominating Committee).

Section 2.2 Board Observation Right. In the event that, despite the Company’s commercially reasonable efforts, at least one (1) individual designated by C/R Stallion is not elected to the Company’s Board of Directors, the Company agrees that C/R Stallion shall be permitted to send one (1) representative (the “Representative”) to attend, as nonvoting observers, all meetings of the Company’s Board of Directors or committees thereof and, in this respect, the Company shall provide the Representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that the Company reserves the right to exclude the Representative from access to any material or meeting or portion thereof if the Company in good faith believes upon the advice of counsel that such exclusion is reasonably necessary to (i) preserve the attorney-client privilege or (ii) comply with the listing standards of the Nasdaq National Market, the New York Stock Exchange or any other securities exchange on which any of the Company’s securities are then listed or traded and any applicable Law, including without limitation the need to hold periodic executive sessions of the Company’s Board of Directors. C/R Stallion may waive the rights contemplated by this Section 2.2 by giving written notice of such waiver to the Company’s Board of Directors. Unless waived in accordance with the previous sentence, the rights pursuant to this Section 2.2 shall continue so long as C/R Stallion Beneficially Owns the Designated Number of Shares.

Section 2.3 Review Rights. Upon the receipt of a written request, the Company and each of its Subsidiaries shall provide C/R Stallion with reasonable access to all Books and Records during regular business hours and allow C/R Stallion to make copies and abstracts thereof, and the Company and each of its Subsidiaries shall cause any of its respective subsidiaries and affiliates to do the same. C/R Stallion shall have the right to consult from time to time with management of the Company and each of its Subsidiaries and any of their respective affiliates and subsidiaries at their respective places of business regarding operating and financial matters. The rights pursuant to this Section 2.3 shall continue so long as C/R Stallion Beneficially Owns at least the Designated Number of Shares and these review rights are required for C/R Stallion to maintain its status as a “Venture Capital Operating Company as reasonably determined by the parties hereto.” For purposes of this Section 2.3, “Books and Records” shall mean, collectively, the books and records of the Company and each of its Subsidiaries and any of their respective subsidiaries and affiliates, including without limitation financial data (including projections) and operating data covering each of such entities, their businesses, operations and financial performance.

Section 2.4 Confidentiality. C/R Stallion shall hold in confidence any information obtained by its Representatives pursuant to Section 2.2 or obtained in the course of its review or consultation provided for in Section 2.3, to the extent and for so long as, such information constitutes material non-public information and shall not use such information in making any investment decision with respect to publicly-traded securities of the Company.

ARTICLE III

TERMINATION

Section 3.1 Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated by mutual written consent of the Company and C/R Stallion.

Section 3.2 Effect of Termination. If this Agreement is terminated, this Agreement shall become void and of no further force and effect. Nothing in this Article III shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. The provisions of Section 2.4 shall survive the termination of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by the Company and C/R Stallion.

Section 4.2 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing, shall be sent by facsimile transmission (with a hard copy to follow by overnight delivery) or overnight delivery and shall be deemed to have been given, when received or when receipt is refused:

(A)	if to the Company:

Stallion Oilfield Services, Inc.

410 Roberts

Houston, Texas 77003

Telephone:    713-528-5844

Facsimile:     713-528-1276

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street

Suite 2300

Houston, Texas 77002

Attention: T. Mark Kelly

Telephone:    713-758-4592

Facsimile:     713-758-2346

(B)	if to C/R Stallion:

c/o Carlyle/Riverstone Global Energy and Power Fund II, L.P.

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, D.C. 20004

Attention: Jeffrey Ferguson

With a required copy to:

Latham & Watkins LLP

555 11th Street, NW

Suite 1000

Washington, D.C. 20004

Attention: James Hanna

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

Section 4.3 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any breach of any term of this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such breach in other instances or a waiver of any other condition of any other term.

Section 4.4 Counterparts. This Agreement may be executed in one or more counterparts (and delivered via facsimile), and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 4.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, legal representatives, successors and permitted assigns; provided, however, that, except in connection with the Merger, no assignment of any rights or obligations shall be made by any party hereto without the prior written consent of each other party hereto.

Section 4.7 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Section 4.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby.

Section 4.9 Remedies. The parties acknowledge and agree that the breach of the provisions of this Agreement by the Company, on the one hand, or C/R Stallion, on the other hand, could not be adequately compensated with monetary damages, and the parties hereto agree, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of this Agreement and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies herein, legal or equitable, otherwise available and all remedies herein are in addition to any remedies available at law or otherwise.

Section 4.10 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior correspondence, agreements, arrangements and understandings among the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Nominating Agreement to be executed and delivered as of the date first above written.

STALLION HOLDINGS:

Stallion Oilfield Holdings, Ltd.
By:	Stallion Oilfield Holdings GP, LLC,
its General Partner

By:	/s/ David S. Schorlemer
Name:	David S. Schorlemer
Title:	Vice President

THE COMPANY:

Stallion Oilfield Services, Inc.

By:	/s/ David S. Schorlemer
Name:	David S. Schorlemer
Title:	Vice President

C/R STALLION:

C/R Stallion Investment Partnership, L.P.
By:	C/R Energy Investment Holdings II, L.P., its General Partner
By:	C/R Energy GP II, LLC, its General Partner

By:	/s/ N. John Lancaster, Jr.
Name:	N. John Lancaster, Jr.
Title:	Managing Director